Exhibit 99.1

Innovative Industrial Properties Acquires Maryland Property and Enters Into Long-Term Lease with Holistic Industries

SAN DIEGO, CA – May 30, 2017 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR), the leading provider of creative real estate capital solutions to the medical-use cannabis industry, announced today that it closed on the previously announced acquisition of the property located at 9220 Alaking Court in Capitol Heights, Maryland, which is currently under development and expected to comprise approximately 72,000 square feet upon completion.

As previously disclosed, the initial purchase price for the property was $8 million, and the seller will be responsible for completing certain development milestones, for which the seller is expected to be reimbursed $3 million. Holistic Industries LLC (“Holistic”), the tenant at the property, is also expected to complete tenant improvements for the building, for which the Company has agreed to provide reimbursement of up to $4 million. Assuming full payment for each step of the development, the Company’s total investment in the property will be $15 million. Holistic received provisional approval for the cultivation, processing and dispensing of medical-use cannabis in the State of Maryland by the Maryland Medical Cannabis Commission. Holistic is led by Josh Genderson, who brings years of experience and a proven track record in the medicinal cannabis industry.

Concurrent with the closing of the purchase, the Company entered into a long-term, triple-net lease agreement with Holistic, which intends to use the facility as the only medical cannabis cultivation facility in Prince George’s County. The initial term of the lease is 16 years, with three options to extend the term for three additional five-year periods. The lease provides for an initial annualized aggregate base rent of 15% of the sum of the initial purchase price, any additional seller reimbursement and any reimbursed tenant improvements, subject to three months of rent abatement at the beginning of the term and the Company’s additional establishment of a rent reserve of $1.9 million that is amortized over the initial term of the lease. The aggregate base rent is subject to 3.25% annual increases during the initial term of the lease, and Holistic is also responsible for paying the Company a property management fee equal to 1.5% of the then-existing aggregate base rent. In connection with the execution of the lease, Holistic also deposited with the Company its initial security deposit of $1.1 million.

“We are excited to have Holistic and its experienced management team as our tenant, and we believe the 9220 Alaking Court property will provide the ideal, highly controlled environment for Holistic to deliver Maryland patients the best products for treatment,” said Paul Smithers, President and Chief Executive Officer of the Company. “In less than six months from our initial public offering, we have committed approximately 75% of the net proceeds, and look forward to investing the balance of the proceeds in real estate investments that meet our rigorous underwriting standards.”

“This closing represents an important next step in achieving our ultimate goal of providing the highest-quality, cannabis-derived medical products at the best possible value,” said Mr. Genderson, Chief Executive Officer of Holistic. “We will continue on our path of providing the needful patients of Maryland with this important medicine, and we are fortunate to have a partner like Innovative Industrial Properties to help make that happen.”

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

About Holistic Industries LLC

Holistic Industries LLC was founded with the mission of providing the highest-quality medicinal cannabis to the medical patients of Maryland. Holistic has been awarded Stage One license pre-approvals by the State of Maryland for the cultivation and processing of medical cannabis in Prince George's County, Maryland, and for the dispensing of medical cannabis in Rockville, Maryland. Holistic was founded by Josh Genderson, who brings years of experience in the medicinal cannabis industry. For more information, visit www.holisticindustries.com.

Innovative Industrial Properties Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the development and lease of the Alaking Court property and the Maryland medical-use cannabis market, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Robert Sistek

Chief Financial Officer and Executive Vice President, Investments

Innovative Industrial Properties, Inc.

(858) 997-3332